EXHIBIT 99.3

[Translation]

Form of Mail-in Voting Card
		Shareholder number: Number of voting rights:			Request to shareholders
To: Sawai Pharmaceutical Co., Ltd. (the “Company”)

I hereby exercise my voting rights as indicated in the columns to the right (by circling “Approval” or “Disapproval”) regarding each proposal for the extraordinary general meeting of shareholders to be held on December 21, 2020 (including any continuation or adjournment of the meeting).

December             , 2020

Date

1.  If you cannot attend the general meeting of shareholders, please indicate your approval or disapproval on this voting form and return it to the Company by 5:20 p.m. on December 18, 2020.

2.  In indicating your approval or disapproval, please clearly put a circle in the relevant box using a black ballpoint pen.

3.  If you exercise your voting rights through the Internet, please do so by scanning the QR code below using a smartphone or accessing the website printed on the reverse side by 5:20 p.m. on December 18, 2020. In this case, you do not need to return this voting form to the Company.

		Proposals	Indication of approval/disapproval
		Proposal 1	Approval	Disapproval
		Proposal 2	Approval	Disapproval

If you do not indicate your approval or disapproval of a proposal, you will be considered to have approved that proposal. Sawai Pharmaceutical Co., Ltd.	00000000		[QR code]

[QR code]

If you exercise your voting rights multiple times, your votes will be treated as described in the notice of convocation.

When you attend the general meeting of shareholders, please submit this voting form to the reception desk at the meeting venue without cutting off the slip on the right.

					QR code for logging into the website for voting with a smartphone	[QR code]
Sawai Pharmaceutical Co., Ltd.

Shareholder number:	POSTCARD
Number of voting rights:	Recipient payment mail	168-8766

(Number of shares constituting a unit: 100 shares)	Suginami-minami Post Office Approved
8513
Number of shares you hold:	Sending effective period:
_____________ shares	Until December 18, 2020
Request to shareholders
When sending this voting form by mail, please cut off this slip and post this voting form so as to be delivered by 5:20 p.m. on December 18, 2020.	(Recipient)

When sending from Japan, there is no need to affix a stamp to this postcard.	c/o 8-4 Izumi 2-chome, Suginami-ku, Tokyo Sumitomo Mitsui Trust Bank, Limited, Stock Transfer Agency Department

Please do not use this postcard on or after December 19, 2020.	To: Sawai Pharmaceutical Co., Ltd.

Website for voting	* Please do not deface the section below as it will be read by a machine.
https://www.web54.net	[QR code]

Voting code

Password